Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of McDermott International, Inc. and Comet I B.V. regarding the business combination of McDermott International, Inc. and Chicago Bridge & Iron Company N.V., and to the incorporation by reference therein of our report dated February 28, 2017, except for matters impacted by the discontinued operations presentation discussed in Note 5, and the subsequent event matters discussed in Note 19, as to which the date is January 23, 2018, with respect to the consolidated financial statements of Chicago Bridge & Iron N.V. and of our report dated February 28, 2017 with respect to the effectiveness of internal control over financial reporting of Chicago Bridge & Iron Company N.V., included in Chicago Bridge & Iron Company N.V.’s Current Report on Form 8-K dated January 23, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 23, 2018